Exhibit 77C

Date of Special Meeting:  02/20/09

The proposal voted on by shareholders was to approve a new sub-advisory agreement for the Ultra Short Duration Fixed Income Fund. The shareholders of the Fund approved the proposal as follows:

                                Number of Shares
   ------------------------------------------------------------------------
       For                   Against            Abstain        Uninstructed
       ---                   -------            -------        ------------
   6,136,613.72            237,771.30          408,591.83       108,211.00